COMPX REPORTS FOURTH QUARTER 2023 RESULTS

DALLAS, TEXAS … February 28, 2024 … CompX International Inc. (NYSE American: CIX) announced today sales of $43.2 million for the fourth quarter of 2023 compared to $40.0 million in the same period of 2022. Operating income was $7.4 million in the fourth quarter of 2023 compared to $5.4 million in the same period of 2022. Net income was $6.7 million, or $.54 per basic and diluted common share, for the fourth quarter of 2023 compared to $4.8 million, or $.39 per basic and diluted common share, in the same period of 2022.

Net sales for the year ended December 31, 2023 were $161.3 million compared to $166.6 million in the previous year. Operating income was $25.4 million for each of the years ended December 31, 2023 and December 31, 2022. Net income for the year ended December 31, 2023 was $22.6 million, or $1.84 per basic and diluted common share, compared to $20.9 million, or $1.69 per basic and diluted common share, for the same period in 2022.

Net sales increased in the fourth quarter of 2023 compared to the same period in 2022 primarily due to higher Security Products sales related to a pilot project for a government security customer, partially offset by lower Marine Components sales primarily to the towboat market. Operating income increased in the fourth quarter of 2023 compared to the same period in 2022 due to higher sales and improved gross margin percentage at Security Products, partially offset by lower Marine Components sales and gross margin percentage. Net sales decreased for the full year of 2023 compared to the same period in 2022 due to lower Marine Components sales predominantly to the towboat market, partially offset by higher Security Products sales to the government security market largely in the fourth quarter related to the pilot project noted above. Operating income for the full year of 2023 was comparable to 2022 as lower Marine Components sales were offset by higher gross margin percentages across both segments, primarily due to lower production costs, and higher Security Products sales.

CompX is a leading manufacturer of security products and recreational marine components. It operates from three locations in the U.S. and employs approximately 555 people.

Forward-Looking Statements

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct. Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.

The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future demand for our products,
•

Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	Government laws and regulations and possible changes therein including new environmental, health, safety, sustainability or other regulations,
•

General global economic and political conditions that disrupt our supply chain, reduce demand or perceived demand for component products or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises),

●	Operating interruptions (including, but not limited to labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, certain regional and world events or economic conditions and public health crises);
●	Technology related disruptions (including, but not limited to, cyber-attacks; software implementation, upgrades or improvements; technology processing failures; or other events) related to our technology infrastructure that could impact our ability to continue operations, or at key vendors which could impact our supply chain, or at key customers which could impact their operations and cause them to curtail or pause orders; and
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize or if the consequences worsen, or if the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected. CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Investor Relations Contact

Bryan A. Hanley

Senior Vice President and Treasurer

Tel. 972-233-1700

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COMPX INTERNATIONAL INC.

SUMMARY OF CONSOLIDATED OPERATIONS

(In millions, except per share amounts)

	Three months ended		Year ended
	December 31,		December 31,
	2022	2023	2022	2023

	(Unaudited)
Net sales	$40.0	$43.2	$166.6	$161.3
Cost of sales	28.9	29.6	117.8	112.1
Gross margin	11.1	13.6	48.8	49.2
Selling, general and administrative expense	5.7	6.2	23.4	23.8
Operating income	5.4	7.4	25.4	25.4
Interest income	.8	1.2	1.9	4.2
Income before taxes	6.2	8.6	27.3	29.6
Income tax expense	1.4	1.9	6.4	7.0
Net income	$4.8	$6.7	$20.9	$22.6

Basic and diluted net income per common share	$.39	$.54	$1.69	$1.84
Weighted average diluted common shares outstanding	12.3	12.3	12.3	12.3